EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-158201 and 333-225950) of Oak Valley Bancorp of our report dated March 15, 2018, relating to the consolidated financial statements of Oak Valley Bancorp and subsidiaries which report appears in this Annual Report on Form 10-K of Oak Valley Bancorp for the year ended December 31, 2018.

/s/ Moss Adams LLP

Los Angeles, California

March 11, 2019

We consent to the incorporation by reference in the Registration Statements (No. 333-158201 and 333-225950) on Form S-8 of Oak Valley Bancorp of our reports dated March 11, 2019, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Oak Valley Bancorp, appearing in this Annual Report on Form 10-K of Oak Valley Bancorp for the year ended December 31, 2018.

/s/ RSM US LLP

San Francisco, CA

March 11, 2019